EQUITABLE FINANCIAL LIFE INSURANCE COMPANY,

domiciled in New York

ENDORSEMENT APPLICABLE TO CONTRACT CONTINUATION

AND ITS EFFECT ON A DEATH BENEFIT RIDER

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. All other terms and conditions of your Contract remain unchanged. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company and “you” and “your” mean the Owner.

The Effective Date of this Endorsement is your Contract Date.

Under any of the following circumstances, if you die before the Contract Maturity Date, the Death Benefit described in Section [7.02] of the Contract, if applicable, will not be paid in a single sum and the Contract will continue as described in the “Payment Upon Death Section” in the Endorsement Applicable to [Non-Qualified/Traditional IRA/Roth IRA/SEP-IRA] Contracts (as applicable), and as supplemented herein in Sections I through III below, whichever is applicable.

The references in this Endorsement to “Guaranteed Minimum Death Benefit (GMDB)” apply to the Death Benefit as described in your GMDB Rider.

For Contracts with Non-Natural Owners, the terms “Owner” and “Joint Owner” referenced below are replaced with “Annuitant” and “Joint Annuitant”, respectively.

Effect of Death on your Guaranteed Minimum Death Benefit (“GMDB”) Rider

Applicable to Non-Qualified Contracts only:

I. Single Owner Contract with a Non-Spousal Beneficiary(ies)

If the Beneficiary chooses to continue the Contract upon the death of the Owner as described in the Endorsement Applicable to the Non-Qualified Contracts, the GMDB Rider terminates, and any applicable charge will no longer apply as of the Benefit Transaction Date. We will pay the Beneficiary the greater of: (i) the AAV on the Benefit Transaction Date or (ii) the GMDB amount as of the Owner’s date of death.

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II. Single Owner Contract with a Sole Spousal Beneficiary as a Successor Owner Annuitant (“SOA”)

If the surviving spouse chooses to continue the Contract upon the death of the Owner, the surviving spouse may continue the Contract with the GMDB Rider if:

(a)	Spousal continuation of the Contract was not previously elected by the spouse of an Owner; and

(b)	The surviving spouse is age [75] or younger as of the Benefit Transaction Date.

If the surviving spouse meets all the conditions set forth above, the following rules apply as of the Benefit Transaction Date, unless otherwise stated:

(1)	The GMDB Rider will continue until the Contract Date Anniversary following the surviving spouse’s [98th] birthday.

(2)

The Annuity Account Value (“AAV”) of the Contract will be reset to equal the greater of (i) the GMDB amount described in the GMDB Rider as of the Owner’s date of death, or (ii) the AAV on the Benefit Transaction Date. Any additional amount will be added to the Guaranteed Interest Option, unless you provide specific instructions on how you wish this amount to be processed. If the AAV is greater than the GMDB amount, we do not reset the GMDB for the surviving spouse.

If the surviving spouse is age [76] or older as of the Benefit Transaction Date, the Rider terminates, and any applicable charge will no longer apply as of the Benefit Transaction Date. The AAV of the Contract will be reset to equal the greater of (i) the GMDB amount described in the GMDB Rider as of the Owner’s date of death, or (ii) the AAV on the Benefit Transaction Date.

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Applicable to Non-Qualified Contracts only:

III.  Joint Owner Contract - Spousal Continuation

(A) Death of the First Spouse

Upon the death of the first Owner, the surviving spouse may continue the Contract with the GMDB Rider if:

(a)	Spousal continuation of the Contract was not previously elected by the spouse of an Owner;

(b)	The surviving spouse is age [98] or younger on the Contract Date Anniversary following the Benefit Transaction Date.

If the surviving spouse meets all the conditions set forth above, the following rules apply as of the Benefit Transaction Date, unless otherwise stated:

1)	The GMDB Rider will continue until the Contract Date Anniversary following the surviving spouse’s [98th] birthday.

2)	All withdrawals will reduce the GMDB amount pro-rata.

(B) Death of the Second Spouse

Upon the death of the second Owner, the Rider terminates, and any applicable charge will no longer apply as of the Benefit Transaction Date. We will pay the Beneficiary the greater of: (i) the AAV on the Benefit Transaction Date, or (ii) the GMDB amount as of the Owner’s date of death.

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Applicable to NQ Contracts only:

IV.  Joint Owner Contract - Non-Spousal Contract Continuation

(A) Death of the First Owner

If the surviving Owner chooses to continue the Contract under either the “One Year Rule” or the “Five Year Rule,” described in Part [VII] of the Endorsement Applicable to Non-Qualified Contracts, the GMDB Rider remains in effect. The terms and conditions of the GMDB Rider remain unchanged.

(B) Death of the Second Owner

If the Beneficiary chooses to continue the Contract under either the “One Year Rule” or the “Five Year Rule” in Part [VII] of the Endorsement Applicable to Non-Qualified Contracts, the GMDB Rider terminates. We will pay the Beneficiary the greater of: (i) the AAV on the Benefit Transaction Date, or (ii) the GMDB amount as of the Owner’s date of death.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[

Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

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